Investor and Media Contact:

Fredrik Wiklund

Senior Director, Investor Relations &

Corporate Development

650-624-4992

fredrik.wiklund@tercica.com

Tercica Reports Fourth Quarter and Year-End 2006 Financial Results

BRISBANE, Calif. (March 8, 2007) - Tercica, Inc. (Nasdaq: TRCA) today announced financial results for the quarter and year ended December 31, 2006. Net product sales for the quarter ended December 31, 2006 totaled $748,000. The net loss for the quarter was $41.0 million, or $0.85 per share, compared to a net loss of $13.2 million, or $0.42 per share, for the fourth quarter of 2005.

Research and development expenses for the fourth quarter of 2006 were $29.3 million, compared to $4.7 million for the fourth quarter of 2005, due to a $25 million licensing payment to Ipsen for Somatuline® Autogel®. Selling, general and administrative expenses for the fourth quarter of 2006 were $13.0 million, compared to $8.9 million for the fourth quarter of 2005, due to increased expenses associated with commercial operations and medical education.

Tercica reported product sales of $1.3 million for the year ended December 31, 2006. Net loss for the year was $83.0 million, or $2.09 per share, compared to a net loss of $46.2 million, or $1.51 per share, for the full year in 2005. Total costs and expenses for the year ended December 31, 2006 were $87.9 million, compared to $47.5 million for the same period in 2005.

Cash, cash equivalents and short-term investments as of December 31, 2006 were $125.6 million, compared to $58.6 million as of December 31, 2005. In October, in connection with the transaction with Ipsen, Tercica received cash proceeds of $77.3 million from the sale of newly issued shares and $11.8 million (net of withholding taxes) from the upfront Increlex™ licensing payment. Net of transaction expenses, the closing of the transaction provided Tercica with a cash infusion of approximately $86.2 million.

2006 and Recent Highlights

Ipsen Transaction

  On October 16, 2006, Tercica and Ipsen announced the closing of a worldwide strategic collaboration in endocrinology. There were four key elements to this transaction: (i) Tercica received marketing rights in the United States and Canada for Somatuline® Autogel®, (ii) Ipsen became Tercica's marketing partner for Increlex™ in the European Union and certain other countries, (iii) Tercica received a net cash infusion of $86 million by Ipsen, and (iv) the companies granted to each other the rights of first negotiation for their respective endocrine pipelines.

Increlex™ - Litigation

  On March 6, 2007, Tercica and Insmed announced a settlement of all outstanding litigation between the companies, including the patent infringement suits brought by Tercica and Genentech, Inc. against Insmed in the United States and United Kingdom and the unfair business practices suit.

  As a consequence of Tercica's patents having been infringed, Insmed will no longer be able to provide IPLEX™ in the United States for children with severe Primary IGFD and certain other indications. Additionally, the IPLEX™ marketing authorization application in the European Union will be withdrawn.

  Further, through the settlement Tercica obtained certain development and commercial opt-in rights for IPLEX™ in certain non-short stature indications, including severe insulin resistance, myotonic muscular dystrophy and HIV-associated adipose redistribution syndrome (HARS).

Increlex™ - Development

  As of February 28, 2007, 109 patients of the targeted 136 patients (80%) had enrolled in MS301, which is the study evaluating the use of Increlex™ in patients with Primary IGFD. Further, 39 patients of the targeted 45 (87%) had enrolled in MS308, the exploratory study evaluating the use of the current formulation of Increlex™ administered as once-daily injections.

Somatuline® Autogel®

  On January 15, 2007, Ipsen received notice that the U.S. Food and Drug Administration (FDA) had accepted the filing of its New Drug Application (NDA) for Somatuline® Autogel® (60, 90, 120 mg) in the United States as a 28-day sustained-release formulation to treat patients with acromegaly. Pursuant to Prescription Drug User Fee Act (PDUFA) guidelines, Tercica expects the FDA will complete its review or otherwise respond to the Somatuline® Autogel® NDA by August 30, 2007.

  Somatuline® Autogel® had previously received marketing approval in Canada and is currently in the reimbursement review process.

Financial Guidance

For 2007 Tercica expects Increlex™ revenues of approximately $7 million to $8 million. Assuming receipt of an approximate $17.8 million European-approval milestone payment for Increlex™ (net of withholding taxes) and issuance to Ipsen of a Somatuline® Autogel® approval-related convertible note of $15 million for cash, Tercica expects to end 2007 with $90 million to $95 million in cash.

"Tercica now has one of the broadest endocrine product portfolios in the industry," said John A. Scarlett, M.D., Tercica's President and Chief Executive Officer. "Today we are marketing Increlex for severe Primary IGF-1 Deficiency in the United States and awaiting regulatory action for the same indication in Europe. We also have two clinical trials underway in the larger Primary IGFD indication. In addition, we have rights to market Somatuline Autogel for acromegaly in the United States and Canada. We also have opportunities to participate in the development of other Ipsen endocrine pipeline products. Furthermore, as a result of our Insmed settlement, we have certain opt-in rights for IPLEX in non-short stature indications.

"These product opportunities clearly reflect significant momentum in our efforts to build a broad portfolio of novel endocrine products. With our in-house commercial infrastructure and existing cash balance, we believe we have a good basis for sustainable growth at Tercica," he added.

Conference Call and Webcast Information

Tercica's senior management team will review fourth quarter and year-end financial results via conference call and webcast today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). To access the live teleconference, please dial 888-803-8296 (U.S.) or 706-634-1250 (international), and reference the conference ID number 1182084. To access the webcast, please go to the Events page on the Investors' section of the Company's website at www.tercica.com.

A telephone replay will be available approximately two hours after the call for 48 hours by dialing (800) 642-1687 from the U.S., or (706) 645-9291 for international callers, and entering reservation number 1182084. A replay of the webcast will be available on the Company's Web site for 21 days at www.tercica.com.

About Tercica

Tercica is a biopharmaceutical company committed to improving endocrine health by partnering with the endocrine community to develop and commercialize new therapeutics for short stature and other metabolic disorders. For further information on Tercica, please visit www.tercica.com.

Safe-Harbor Statement

Except for the historical statements contained herein, this press release contains forward-looking statements concerning the Company's prospects and results, including that the Company: (A) expects 2007 Increlex™ revenues of approximately $7-8 million; (B) expects to end 2007 with $90 million to $95 million in cash (assuming receipt of an approximate $17.8 million European-approval milestone payment for Increlex (net of withholding taxes) and issuance to Ipsen of a Somatuline® Autogel® approval-related convertible note of $15 million for cash); (C) has opportunities to participate in the development of other Ipsen endocrine pipeline products; and (D) believes that it has significant momentum in its efforts to build a broad portfolio of novel endocrine products and a good basis for sustainable growth. Because Tercica's forward-looking statements are subject to risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, risks and uncertainties related to the following: (i) physicians may not prescribe Increlex™ at the rate Tercica expects; (ii) none of Tercica's, Ipsen's or Insmed's pipeline product candidates may demonstrate clinical efficacy or safety; and (iii) the risks and uncertainties disclosed from time to time in reports filed by Tercica with the SEC, including most recently Tercica's Form 10-Q for the quarter ended September 30, 2006 filed with the SEC on November 3, 2006. Tercica disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

TERCICA, INC.

(In thousands, except per share data)

(Unaudited)

Statements of Operations	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Net revenues:
Net product sales	$ 748	$ -	$ 1,315	$ -
License revenue	194	-	194	-

Total net revenues	942	-	1,509	-

Costs and expenses:
Cost of sales	511	-	1,667	-
Research and development*	29,295	4,716	42,034	21,587
Selling, general and administrative*	12,996	8,882	44,248	25,913
Total costs and expenses	(42,802)	(13,598)	(87,949)	(47,500)
Loss from operations	(41,860)	(13,598)	(86,440)	(47,500)
Interest expense	(162)	(181)	(162)	(1,080)
Interest income and other income, net	1,662	573	4,226	2,347

Loss before income taxes	(40,360)	(13,206)	(82,376)	(46,233)
Provision for income taxes	(621)	-	(621)	-

Net loss	$ (40,981)	$ (13,206)	$ (82,997)	$ (46,233)

Basic and diluted net loss per share	$ (0.85)	$ (0.42)	$ (2.09)	$ (1.51)
Shares used to compute basic and diluted net loss per share	48,344	31,534	39,789	30,590

* Includes non-cash stock-based compensation expense as follows:
Research and development	$ 541	$ 253	$ 2,043	$ 1,188
Selling, general and administrative	866	198	3,680	1,006
Total	$ 1,407	$ 451	$ 5,723	$ 2,194

	December 31,	December 31,
	2006	2005
Balance Sheet Data
Cash, cash equivalents and short-term investments	$ 125,575	$ 58,626
Total assets	137,687	66,316
Total liabilities	47,756	9,518
Total stockholders' equity	89,931	56,798

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